EXHIBIT 11
                       CENTURY TELEPHONE ENTERPRISES, INC.
                       COMPUTATIONS OF EARNINGS PER SHARE
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                                                    Year ended December 31,
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                                                   1996      1995      1994
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                                                  (Dollars, except per share
                                                 amounts,and shares expressed
                                                         in thousands)

Net income                                     $ 129,077   114,776   100,238
Dividends applicable to preferred stock             (113)     (115)      (93)
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Net income applicable to common stock            128,964   114,661   100,145
Dividends applicable to preferred stock              113       115        93
Interest on convertible securities,
  net of taxes                                       579       714     4,595
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Net income as adjusted for purposes of
  computing fully diluted earnings per share   $ 129,656   115,490   104,833
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Weighted average number of shares:
   Outstanding during period                      59,621    58,000    53,139
   Common stock equivalent shares                    635       509       580
   Employee Stock Ownership Plan shares
     not committed to be released                   (332)     (373)     (300)
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Number of shares for computing primary
  earnings per share                              59,924    58,136    53,419
Incremental common shares attributable
  to additional dilutive effect of
  convertible securities                             736       971     4,716
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Number of shares as adjusted for
  purposes of computing fully diluted
  earnings per share                              60,660    59,107    58,135
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Earnings per average common share              $    2.16      1.98      1.88
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Primary earnings per share                     $    2.15      1.97      1.88
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Fully diluted earnings per share               $    2.14      1.95      1.80
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